Exhibit 99.1
                                                                    ------------

                                                  Bethlehem Steel Corporation
                                                  1170 Eighth Avenue
                                                  Bethlehem, PA 18016-7699

                                                  Media Contact:
                                                    Bette Kovach (610) 694-3711
                                                  Investor Relations Contact:
                                                    Jeff Faloba (610) 694-2206
                                                  Internet Homepage Address:
                                                    www.bethsteel.com

FOR IMMEDIATE RELEASE
---------------------


         BETHLEHEM STEEL REDUCES PREVIOUS QUARTER OPERATING LOSS IN HALF
                    WHILE MAINTAINING LIQUIDITY AT SAME LEVEL

         BETHLEHEM, Pa., Tuesday, April 16, 2002 - Bethlehem Steel Corporation reported a net loss of $97 million for the first quarter of 2002, about half of the $196 million loss before unusual items for the fourth quarter of 2001. Also, quarter-end liquidity of $273 million, comprising cash and funds available under committed bank credit arrangements, remained about the same as the $276 million liquidity level at the beginning of the quarter.
         "Our business outlook and the market for steel are improving", said Robert "Steve" Miller, Jr., Chairman and Chief Executive Officer of Bethlehem Steel. "Our realized steel prices during the first quarter were about the same as the fourth quarter of 2001. Our costs, product mix and shipments, however, were much better. Our backlog of orders has increased as a result of recently-idled domestic steel capacity, the favorable Section 201 trade ruling and a strengthening economy. Our financial performance should continue to improve this year as we implement previously announced price increases and continue to reduce costs. We expect to have adequate liquidity through this year and into next, allowing sufficient time to pursue strategic alternatives in developing a chapter 11 plan of reorganization.
         "Our objectives haven't changed. Our goal is to assure that our excellent steel facilities that are capable of producing high-quality, low-cost products remain a key part of the North American steel industry. We want them to continue providing valued products to our customers, jobs for our employees and customers for our suppliers. To accomplish this, we are currently pursuing various strategic alternatives, including potential joint ventures, consolidation and other reorganization opportunities.
         "We continue to work with the United Steelworkers of America to improve productivity through more modern, flexible labor arrangements and, through legislation and other means, find a solution to our significant pension and retiree healthcare obligations."

                                Financial Results

         Our first quarter 2002 net loss was $97 million compared to $196 million net loss, excluding $351 million of non-cash unusual charges, in the fourth quarter of 2001. This $99 million improvement results from a reduced loss from operations, lower interest expense and an income tax benefit.
         Our first quarter 2002 loss from operations was $93 million compared to a loss from operations of $169 million, excluding the non-cash unusual charges, for the fourth quarter of 2001. Results improved principally as a result of lower costs, higher shipments and a better product mix.
         Costs in the first quarter were lower due to higher production volume and the unscheduled outage and repair of the "D" blast furnace at the Burns Harbor Division that occurred in the fourth quarter, offset by higher pension expense. Our annual pension expense for 2002 is expected to increase to $150 million, from $103 million for 2001, because of the decline in the market value of pension plan assets during 2001. However, we are not required to make any contributions to our pension plan this year, except for minor administrative and other payments, because of available credits from previous funding in excess of legal requirements and better than expected market performance prior to 2001.
         Our product mix also improved, as shipments of higher value plate products at the Burns Harbor Division increased and we had a lower percent of hot rolled and non-prime products. Prices, on a constant mix basis, were flat and shipments increased about 10%. Interest expense was lower as certain financing fees were fully expensed in the fourth quarter after filing for protection under chapter 11 on October 15, 2001.
         We discontinued recognizing any deferred income tax benefits from net operating losses in the second quarter of 2001. However, on March 8, 2002, new tax laws were enacted that allow us to recover about $10 million of taxes paid in prior years by carrying back a portion of our 2001 tax losses for a refund. We recorded this as income in the first quarter and expect to receive the refund later this year.
         Our first quarter 2002 net loss of $97 million is $21 million better than the same period in 2001. Costs in the first quarter 2002 were lower due to substantially lower natural gas prices and productivity improvements from force reductions which were partially offset by higher pension expense. Our product mix also improved, as shipments of coated and tin products increased while shipments of hot rolled and non-prime products declined. Prices, on a constant mix basis, were down about 3% and shipments declined about 7%. Interest expense declined because, after filing for protection under chapter 11 on October 15, 2001, we are no longer accruing interest on unsecured debt. Also, as previously mentioned, we expect to receive a $10 million tax refund later this year.

                           Forward-looking Statements

         Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes arising from our chapter 11 filing. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, whether there will be a major steel industry consolidation effort, the effect of Chapter 11 cases on our businesses, including customer and supplier reactions and the interests of various creditors and security holders. Additional factors that may affect our business and financial results are changes in customer spending patterns, supplier choices and demand for steel products; the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in prices we obtain for our products; intense competition due to excess global steel capacity, low-cost electric furnace facilities, imports (especially unfairly-traded imports) and substitute materials; the consolidation of many of our customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental control and remediation expenditures; availability, prices and terms associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters, including costs and uncertainties associated with our collective bargaining unit agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; our highly leveraged capital structure and our ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

                           Bethlehem Steel Corporation

                      CONSOLIDATED STATEMENT OF OPERATIONS
                              (dollars in millions)

                                                                                          Three Months Ended
                                                                       -----------------------------------------------------------
                                                                          March 31,           December 31,          March 31,
                                                                             2002                 2001                 2001
                                                                       -----------------    -----------------    -----------------
Net Sales                                                              $          803.8     $          719.9     $          877.9
                                                                       -----------------    -----------------    -----------------

Costs and Expenses
      Cost of sales                                                               811.5                798.6                910.8
      Depreciation                                                                 60.5                 63.2                 60.3
      Selling, administration and general expense                                  25.1                 27.6                 27.2
      Unusual losses (Note 3)                                                         -                351.1                    -
                                                                       -----------------    -----------------    -----------------
Total Costs and Expenses                                                          897.1              1,240.5                998.3
                                                                       -----------------    -----------------    -----------------

Loss from Operations                                                              (93.3)              (520.6)              (120.4)

Reorganization Items (Note 4)                                                      (2.1)                (6.7)                   -

Financing Expense - net (Note 5)                                                  (12.2)               (19.8)               (23.0)
                                                                       -----------------    -----------------    -----------------

Loss before Income Taxes                                                         (107.6)              (547.1)              (143.4)

Benefit from Income Taxes (Note 6)                                                 10.3                    -                 25.0
                                                                       -----------------    -----------------    -----------------

Net Loss                                                                          (97.3)              (547.1)              (118.4)

Dividend Requirements on Preferred and
     Preference Stock                                                               9.9                  9.9                 10.2
                                                                       -----------------    -----------------    -----------------

Net Loss Applicable to Common Stock                                    $         (107.2)    $         (557.0)    $         (128.6)
                                                                       =================    =================    =================


Net Loss per Common Share:
      Basic and Diluted                                                $          (0.82)    $          (4.27)    $          (0.99)

Average Shares Outstanding:
      Basic and Diluted                                                           130.9                130.3                129.8


                            Additional Data

      Steel products shipped (thousands of net tons)                              1,880                1,708                2,021
      Raw steel produced (thousands of net tons)                                  2,306                1,848                2,304

                               Bethlehem Steel Corporation

                               CONSOLIDATED BALANCE SHEETS
                                  (dollars in millions)

                                     ASSETS

                                                                                   March 31            December 31
                                                                                     2002                 2001
                                                                                 (unaudited)
                                                                               -----------------     ----------------
Current Assets:
      Cash and cash equivalents                                                $           76.0      $         104.0
      Receivables, less allowances                                                        370.5                350.4
      Inventories:
          Raw materials                                                                   214.0                259.5
          Finished and semifinished                                                       508.2                465.8
                                                                               -----------------     ----------------
          Total Inventories                                                               722.2                725.3
      Other current assets                                                                 20.9                 22.8
                                                                               -----------------     ----------------
Total Current Assets                                                                    1,189.6              1,202.5
Investments and Miscellaneous Assets                                                      119.5                129.6
Property, Plant and Equipment - net                                                     2,639.5              2,686.9
Intangible Pension Asset                                                                  225.0                225.0
                                                                               -----------------     ----------------
Total Assets                                                                   $        4,173.6      $       4,244.0
                                                                               =================     ================


                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
      Accounts payable                                                         $          155.3      $         150.1
      Accrued employment costs                                                             63.0                 37.9
      Accrued taxes                                                                        21.1                 14.4
      Debt and capital lease obligations - current                                         19.7                 19.3
      Other current liabilities                                                            49.0                 49.9
                                                                               -----------------     ----------------
Total Current Liabilities                                                                 308.1                271.6

Long-term Debt and Capital Lease Obligations                                              131.4                132.7
Debtor-in-Possession Financing                                                            190.7                205.6
Debt Secured by Inventory                                                                 289.9                289.9
Deferred Gain                                                                              97.6                103.2
Long-term Liabilities                                                                      44.6                 43.4

Liabilities Subject to Compromise (Note 7)                                              4,888.6              4,878.1

Stockholders' Equity (Deficit):
      Preferred Stock                                                                      11.3                 11.4
      Preference Stock                                                                      2.0                  2.0
      Common Stock                                                                        135.9                135.8
      Common Stock held in treasury at cost                                               (65.9)               (65.9)
      Additional paid-in capital                                                        1,908.7              1,908.2
      Accumulated other comprehensive loss                                               (833.0)              (833.0)
      Accumulated deficit                                                              (2,936.3)            (2,839.0)
                                                                               -----------------     ----------------
Total Stockholders' Equity (Deficit)                                                   (1,777.3)            (1,680.5)
                                                                               -----------------     ----------------
Total Liabilities and Stockholders' Equity (Deficit)                           $        4,173.6      $       4,244.0
                                                                               =================     ================

The accompanying Notes are an intergral part of the Consolidated Financial Statements.

                    Bethlehem Steel Corporation

               CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (dollars in millions)
                            (unaudited)

                                                                                        Three Months Ended
                                                                     ---------------------------------------------------------
                                                                        March 31,          December 31,          March 31,
                                                                          2002                 2001                2001
                                                                     ----------------     ----------------    ----------------
Operating Activities:
      Net loss                                                       $         (97.3)     $        (547.1)    $        (118.4)

      Adjustments for items not affecting cash from operating activities:
          Deferred income taxes                                                    -                    -               (25.0)
          Depreciation and amortization                                         60.5                 63.2                60.3
          Unusual losses                                                           -                351.1                   -
          Recognition of deferred gains                                         (5.6)                (5.8)               (4.8)
          Reorganization items                                                   2.1                  6.7                   -
          Litigation recovery                                                      -                    -                13.0
          Other - net                                                            4.9                  1.1                (0.1)
      Working capital (excluding financing and investing activities):
          Receivables - operating                                              (20.0)                24.0               (47.5)
          Receivables - financing                                                  -               (212.0)                  -
          Inventories                                                            3.1                 25.0                57.8
          Accounts payable                                                      (9.8)               120.5               (83.7)
          Other                                                                 10.7                  3.7                (4.7)
      Funding Postretirement Benefits:
          Pension funding less than expense                                     35.6                 19.0                25.8
          Retiree healthcare and life insurance
            benefit payments less than expense                                  14.1                  6.5                47.2
                                                                     ----------------     ----------------    ----------------
Cash Used For Operating Activities Before Reorganization Items                  (1.7)              (144.1)              (80.1)
                                                                     ----------------     ----------------    ----------------

      Reorganization items                                                      (2.1)                (6.7)                  -
                                                                     ----------------     ----------------    ----------------
Cash Used For Operating Activities                                              (3.8)              (150.8)              (80.1)
                                                                     ----------------     ----------------    ----------------

Investing Activities:
      Capital expenditures                                                     (14.2)               (29.3)              (14.3)
      Cash proceeds from asset sales                                            16.6                 31.8                 3.7
                                                                     ----------------     ----------------    ----------------
Cash Provided By (Used For) Investing Activities                                 2.4                  2.5               (10.6)
                                                                     ----------------     ----------------    ----------------

Financing Activities:
      Borrowings                                                                 0.5                258.4               120.0
      Debt and capital lease payments                                          (18.1)               (47.9)              (45.0)
      Cash dividends paid                                                          -                    -               (10.1)
      Other payments                                                            (9.0)                (8.6)              (10.9)
                                                                     ----------------     ----------------    ----------------
Cash From (Used For) Financing Activities                                      (26.6)               201.9                54.0
                                                                     ----------------     ----------------    ----------------

Net Increase (Decrease) in Cash and Cash Equivalents                           (28.0)                53.6               (36.7)
Cash and Cash Equivalents - Beginning of Period                                104.0                 50.4               109.7
                                                                     ----------------     ----------------    ----------------
                          - End of Period                                       76.0                104.0                73.0
Available Borrowing under Committed Bank Credit Arrangements                   197.4                171.8                88.2
                                                                     ----------------     ----------------    ----------------

Total Liquidity at End of Period                                     $         273.4      $         275.8     $         161.2
                                                                     ================     ================    ================


 Supplemental Cash Payment Information:
       Interest and other financing costs, net of amount capitalized $           7.8      $          12.5     $          29.0
       Income taxes paid (received)                                                -                 (1.2)               (0.7)
       Capital lease obligations incurred                                        1.9                  0.2                 5.0

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           Bethlehem Steel Corporation

            NOTES TO MARCH 31, 2002 CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. The Consolidated Financial Statements as of and for the quarter ended March 31, 2002 and 2001 and for the quarter ended December 31, 2001 were not audited. However, in Management's opinion, the information reflects all adjustments necessary for a fair statement of the results for the periods presented. Management believes all adjustments were of a normal and recurring nature.

These Consolidated Financial Statements should be read together with the audited financial statements in Bethlehem's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission.

2. On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly owned subsidiaries (collectively, the "Debtors") filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Court"). Bethlehem continues to manage its properties and operate its businesses under Sections 1107 and 1108 of the Code as a debtor-in-possession. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors' businesses or the recovery by creditors of the Debtors and equity holders of Bethlehem.

As a result of the chapter 11 filing, there is no assurance that the carrying amounts of the assets will be realized or that liabilities will be settled for amounts recorded. Bethlehem also is continuing to pursue various strategic alternatives including, among other things, possible consolidation opportunities, joint ventures with other steel operators, a stand-alone plan of reorganization and liquidation of part or all of Bethlehem's assets. Such alternatives are in an early stage and have not been implemented, nor can there be any assurance that any such alternatives will be implemented. After further consideration of such alternatives and negotiations with various parties in interest, Bethlehem expects to present a chapter 11 plan, which will likely cause a material change to the carrying amount of assets and liabilities in the financial statements.

3. A summary of unusual losses (in millions) follows:

                                                    2001
                                               --------------
                                                   Fourth
                                                  Quarter
                                               --------------

    Impairment of Goodwill                     $      317.0
    Impairment of Chicago Cold Rolling, LLC            15.2
    Impairment of Burns Harbor 110" Plate Mill         11.4
    Employee termination costs                          7.5
                                               --------------
    Total                                      $      351.1
                                               ==============




As a result of the chapter 11 filing during the fourth quarter of 2001 and the extremely competitive steel market conditions, we analyzed our ability to recover the carrying value of our steel assets and facilities. We determined that the carrying value of certain assets exceeded the related expected future cash flows. Accordingly, we recognized an impairment loss of (1) $317 million for goodwill acquired in the 1998 Lukens merger, (2) $11 million for the 110 inch plate mill at Burns Harbor which is now expected to remain idle indefinitely and (3) $15 million for our Chicago Cold Rolling facility which substantially reduced operations during the fourth quarter. Also, during the fourth quarter, we identified approximately 300 non-represented salaried positions that will be eliminated and recognized $8 million for related employee benefit charges.

4. Net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items. For the quarters ended March 31, 2002 and December 31, 2001, the following have been recorded (in millions):

                                                   2002              2001
                                                ------------      ------------
                                                   First            Fourth
                                                  Quarter           Quarter
                                                ------------      ------------

  Professional and other fees                $          4.3     $         5.7
  (Gains) losses from termination of contracts         (2.0)              1.4
  Interest income                                      (0.2)             (0.4)
                                             ---------------    --------------
  Total                                       $         2.1      $        6.7
                                             ===============    ==============


5. Interest at the stated contractual amount on unsecured debt that was not charged to earnings for the quarter ended March 31, 2002 was approximately $11 million and approximately $9 million from October 15, 2001 to December 31, 2001.

6. During the second quarter of 2001, we discontinued recognizing any deferred income tax benefits from operating losses. The income tax benefit recorded for the first quarter 2002 represents a $10 million tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We expect to receive the refund later this year.

7. Liabilities subject to compromise (in millions) at March 31, 2002 and December 31, 2001 follows:

                                                March 31,          December 31,
                                                   2002              2001
                                            ----------------  ----------------

     Other postemployment benefits          $       2,020.9   $       2,005.7
     Pension                                        1,659.6           1,624.0
     Unsecured debt                                   526.7             526.7
     Accounts payable                                 205.8             220.8
     Accrued employment costs                         242.0             270.6
     Other accrued liabilities                        157.0             152.8
     Accrued taxes and interest                        76.6              77.5
                                            ----------------  ----------------
     Total                                   $      4,888.6    $      4,878.1
                                            ================  ================





8. Our financing arrangement with General Electric Capital Corporation restricts dividend payments. Preferred dividends since the second quarter of 2001 are in arrears.